EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

         We hereby consent to the incorporation by reference in this registration statement of Leisureplanet Holdings, Ltd., on Form S-3 and related prospectus, our report dated October 12, 1999 included with Leisureplanet Holdings, Ltd.'s Annual Report on Form 10-K for the year ended June 30, 1999, and our audits of the consolidated financial statements of Leisureplanet Holdings, Ltd. and subsidiaries as of June 30, 1999 and 1998, and for each of the three years in the period ended June 30, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers Inc

PricewaterhouseCoopers Inc
Registered Accountants and Auditors
Chartered Accountants (SA)
Sandton, South Africa
January 24, 2000